UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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eBay Inc.
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On March 13, 2014, John Donahoe, Chief Executive Officer, President, and Director of eBay Inc. (the “Company”), issued the following letter to employees of the Company:

BETTER TOGETHER

Hello everyone,

I want to thank you for staying focused on delivering your goals and executing for our customers every day. You are not letting the media attention around our proxy fight and the accusations being made against our company distract you.

At the same time, I know that many of you have questions. Since our next One Company meeting is still a couple of months away (we’ll hold it in May), I took the time to address key points in a short video. You can view the video on HubTV or download it via Box.

I hope you find this helpful. As needed, I’ll keep you updated via video in the weeks leading up to our annual shareholders meeting in early May.

You also can visit our new external website that outlines our position clearly and simply. So take a few minutes to stay informed, but keep doing what you’re doing — stay focused on running the business and delivering for our customers. That’s what matters most.

Thanks,

[Legends Included in Original Are Excerpted at the End of this DEFA14A Filing]

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On March 13, 2014, the Company made available to its employees a video that contained the following statements by John Donahoe:

“I know many of you’ve seen a lot of what’s been going on in the media over the last couple of weeks. And given that we won’t have an All-Hands until May, after our first quarter earnings, I wanted to spend a few minutes answering some of the questions some of you are asking, and explaining some of what’s going on in this fight with Carl Icahn.

Carl Icahn’s calling for us to split apart the company now. Spin off PayPal.

The thing to keep in mind is that we have more insight around our own company than anyone on the outside can. It’s easy to say when you’re sitting on the outside, ‘Oh, simplistically separate, and we’ll do some short-term financial maneuvering to drive share price up.’ What people outside the company don’t know is what we see every day, which is how interdependent our businesses are, how much the synergy or the opportunity to leverage each other’s strengths, helps each of our businesses and makes sure that the overall part, the overall sum of our company, is stronger than its individual parts.

A far better way, I believe, for us to drive a great future and shareholder value is to live out our purpose, to innovate and execute together — eBay, PayPal, eBay Enterprise together — to delight our customers, which will create growth, which will create financial results, which will drive better shareholder value and more enduring shareholder value.

You know, it’s interesting. When I first became CEO in 2008, there were a lot of outside people that thought we should break the company apart. That we should spin off eBay, PayPal, and Skype, the three business units we had at the time.

And so we went through a thorough assessment at that time about what was the best way to drive success with customers, in the market, and for shareholders.

And as you know, we determined at that time that Skype was best apart. So we divested Skype. However, we felt that eBay and PayPal were better together. And look at what’s happened over the past five to six years. Together we’ve driven enhanced value, greater growth, greater customer-centricity, and by doing that, greater shareholder value. Significant shareholder value over the last five years.

You know, one of our most important themes is to start with our customer in mind. And when you think about what our customers want, our customers want seamless experiences. Customers don’t think about shopping and paying as two separate things. And you know what we’ve been focusing on is building a user experience on eBay and with PayPal that is as seamless as possible.

We’re blessed with a great Board, centered, or founded upon our founder, Pierre Omidyar, who still owns eight percent of our company, he’s Chairman of the Board, and he sets the sort of moral compass of the company. He has from day one. And all of you heard that through Connected Commerce, which is our most recent manifestation of the purpose of eBay.

And then we have an outstanding group of other Directors, ranging from former and current CEOs to former CFOs, to investors, entrepreneurs, and technologists. And together they bring a very diverse perspective to help us be more successful. Now, the Board and I routinely look at all of our alternatives. This is one of the funny things, that the idea that Carl Icahn’s bringing up is something that is not a new idea.

We’ve looked at this repeatedly over the past five years, and every time we do, we come to the conclusion that eBay and PayPal together, and now eBay, PayPal, and eBay Enterprise together, will drive greater success in the market and therefore greater shareholder value over time.

One of the issues that’s being debated is whether it’s a good thing to have a venture capitalist on a Board.

What we find is that the background in experience and exposure is invaluable. It adds real value to our discussion and to our company. And when there’s a potential conflict of interest that comes up, the process we follow is quite simple. It’s just simply good corporate governance: that any one of them step out of the room if the issue we’re talking about or the decision we’re trying to make, has even the potential for a conflict of interest.

‘Do the right thing.’ It’s not a coincidence that that’s one of our key behaviors. From the beginning, Pierre’s encouraged us, ‘Do the right thing’ on behalf of our customers, on behalf of our employees, and on behalf of our shareholders.

I just want to wrap up by saying how proud I am of how all of you have not been distracted since Carl Icahn came onto the scene. And I want to thank you in advance for continuing to do that. The noise is going to get louder over the next four to six to eight weeks. Don’t pay attention to the noise. Stay focused, and don’t be distracted. That’s the best way we can deliver for our customers, for ourselves, and for our shareholders. So thanks for listening, and I’ll look forward to our next webcast in mid-May, after our Q1 earnings and our shareholder meeting.”

[Legends Included in Original Are Excerpted at the End of this DEFA14A Filing]

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On March 13, 2014, Marc Andreessen, a member of the Company’s board of directors, issued the following statement:

March 13, 2014

Why is Carl Icahn Making Up Another Conspiracy Theory about eBay, Marc Andreessen, and Microsoft?

On Monday, Carl Icahn claimed to have uncovered evidence of a “workaround of the technology that was the subject of the licensing dispute between eBay and Skype’s founders and that was reportedly the cause of Microsoft ‘walking away’ [from buying Skype as an alternative to eBay selling Skype to the Silver Lake syndicate].” (1)

There was no workaround.

There was speculation about and discussion of a potential workaround.

I never believed it would work.

Had there been a workaround, the Skype syndicate wouldn’t have had to settle the litigation with the founders and include them in the syndicate, which would have made the Skype transaction more profitable for the other members of the syndicate, which included eBay and Andreessen Horowitz.

Mr. Icahn’s latest conspiracy theory is not only imaginary and false — it also flunks basic logic.

(1) http://www.shareholderssquaretable.com/we-believe-based-on-evidence-we-have-newly-uncovered-that-donahoes-inexcusable-incompetence-cost-ebay-stockholders-over-4-billion/

[Legends Included in Original Are Excerpted at the End of this DEFA14A Filing]

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Important Additional Information

eBay Inc., its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with eBay’s 2014 Annual Meeting of Stockholders.  eBay has filed a preliminary proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the 2014 Annual Meeting.  EBAY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of eBay’s directors and executive officers and their respective interests in eBay by security holdings or otherwise is set forth in eBay’s preliminary proxy statement for the 2014 Annual Meeting of Stockholders, filed with the SEC on March 10, 2014.
This document, in addition to any definitive proxy statement (and amendments or supplements thereto) and other documents filed by eBay with the SEC, are available for no charge at the SEC’s website at http://www.sec.gov and at eBay’s investor relations website at http://investor.ebayinc.com.  Copies may also be obtained by contacting eBay Investor Relations by mail at 2065 Hamilton Avenue, San Jose, California 95125 or by telephone at 866-696-3229.

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